Exhibit 10.6

March 1, 2013

Laura G Eichorn

###

Subject: Offer of Employment

Dear Ms. Eichorn:

I am pleased to offer you a position with Imago BioSciences, Inc., a Delaware corporation, (the “Company”) as Chief Operating Officer beginning on April 1, 2013. This offer will expire if not accepted on or before March 15, 2013 (although we may extend that expiration date at our discretion). The terms and conditions of our offer are as follows:

Commencing with your start date through the date of the anticipated close of Series A financing you shall be paid in the form of common shares of the Company stock. Beginning November 1, 2013 you shall be paid a base salary at the annual rate of $185,000.00 per annum.

You shall be eligible to those benefits which are standard for persons in similar positions with the Company, including coverage under the Company’s medical, dental, vision and disability plans, paid vacation benefits.

As an additional incentive to join the Company, you will be granted 1,500,000 shares of outstanding common stock of the Company. You must be employed by the Company on a continuous basis through July 1, 2018 for this equity stake to vest.

Notwithstanding any of the above, your employment with the Company is “at will”. This means that you are free to end your employment at any time and for any reason. It also means that the Company can end your employment at any time and for any reason that is not illegal under state or federal law. This policy can be changed only by a written contract signed by the President / Chairman of the Company. No oral commitments to you regarding your employment are valid, whether made now or in the future.

As an employee of the Company you will be expected to abide by company rules and regulations. As a condition of employment with the Company, you will be required to (i) acknowledge your receipt and understanding, and sign the Company’s Confidential Information and Inventions Assignment Agreement which, among other things, prohibits unauthorized use or disclosure of the Company’s proprietary information; (ii) sign and return a satisfactory I-9 Immigration form providing sufficient documentation establishing your employment eligibility in the United States, and (iii) provide satisfactory proof of your identity as required by United States law.

The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written, and comprise the final, complete and exclusive agreement between you and the Company. As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

[Offeree]

If this offer of employment is acceptable to you, please sign one copy of this letter and return it to me within ten days.

Sincerely,

/s/ Hugh Y. Rienhoff, Jr.

Hugh Y. Rienhoff, Jr.
President and Chief Executive Officer
Imago BioSciences, Inc.

[Offeree]

Acceptance of Offer of Employment

I accept your offer of employment dated 1 March 2013. I understand that my employment with Imago BioSciences, Inc., a Delaware corporation, (the “Company”) is at will, which means that either the Company or I can end the employment at any time and for any reason that is not illegal under state or federal law.

Signature:	/s/ Laura G. Eichorn

Printed Name: Laura G. Eichorn

Date: March 8, 2013